Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended September 30, 2009

(dollars in thousands)

September 2009
U.S. Card Metrics
Net Principal Charge-Offs	$508,364
Average Loans Held for Investment	$62,414,033
Annualized Net Charge-Off Rate	9.77%
30 Days + Delinquencies	$3,330,819
Period-end Loans Held for Investment	$61,891,573
30 Days + Delinquency Rate	5.38%

Auto Finance Metrics
Net Principal Charge-Offs	$74,387
Average Loans Held for Investment	$19,470,732
Annualized Net Charge-Off Rate	4.58%
30 Days + Delinquencies	$1,836,796
Period-end Loans Held for Investment	$19,295,218
30 Days + Delinquency Rate	9.52%

International Card Metrics
Net Principal Charge-Offs	$65,693
Average Loans Held for Investment	$8,535,835
Annualized Net Charge-Off Rate	9.24%
30 Days + Delinquencies	$561,919
Period-end Loans Held for Investment	$8,477,236
30 Days + Delinquency Rate	6.63%

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.